EXHIBIT 10.1

COLLABORATION AGREEMENT “FIELD

TRIP”

This collaboration agreement (the “Agreement”) is entered into as of November 15, 2016, by and between Konwiser Brothers Media (“KBM”), on the one hand, and Almost Never Films, Inc. (“ANF”), on the other hand, with respect to the proposed motion picture project currently entitled “Field Trip” (the “Picture”). For convenience, KBM and ANF may be referred to individually as a “Party” or collectively as the “Parties.” This Agreement is entered into with reference to the following:

WHEREAS, KBM owns and controls the rights to the screenplay for the Picture (the “Screenplay”).

WHEREAS, ANF wishes to collaborate with KBM in connection with the development, financing, production and exploitation of the Picture pursuant to the terms set forth below.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Formation of Company: The Parties intend to create an LLC or other entity for the purpose of developing, producing and exploiting the Picture (the “Company”). KBM will contribute its development and producing services to the Company and all rights to the Screenplay, and ANF will make financial contributions, assist in the raising of additional financing and participate in the development and production process as set forth more fully herein. The Company will own 100% of the copyright to the Picture and all other ancillary and related rights, and each of KBM and ANF will own an undivided 50% interest in the Company. KBM will be the managing member of the Company. The operating agreement for the Company will be consistent with the terms of this Agreement.

2.	KBM Obligations: Following formation of the Company, KBM will develop the Picture for possible production. In this regard, KBM will perform all reasonable and customary development services rendered by producers of first-class motion picture productions. In addition, upon completion of the foregoing development activities, KBM, in consultation with ANF, will use reasonable best efforts to secure additional financing for the Picture.

3.	ANF Obligations: ANF will provide or source equity financing for the Picture in the amount of approximately $4,000,000 (the “Investment”). The Investment will be held in the designated KBM or Company bank account until such time as the Parties have obtained a completion bond for the Picture, secured agreed-upon tax credits or incentives, and secured presales of the Picture in accordance with the finance plan. In this regard, ANF and KBM will mutually approve a budget, finance plan and cash flow for the Picture. Moreover, if a financing source identified and secured by ANF actually provides equity financing for the Picture, ANF will be entitled to a fee equal to 5% of the amount of equity financing actually received by Company for unrestricted use in connection with the Picture (the “Financing Fee”). The budget of the Picture will be increased (“grossed up”) to cover the amount of the Financing Fee. Once at least 33% (approximately $1,333,333) of the Investment has been received by KBM or Company, the Parties may commence drawing down on such funds in accordance with a mutually-approved drawdown schedule; provided, if the equity investors in the Picture do not permit funds to be drawn down at such point, then ANF will provide sufficient funding to cover certain mutually-approved expenses (e.g., engaging a casting director, location scout, line producer, etc.) (the “Development Advance”), which Development Advance will be repaid to ANF (plus a return of 20% thereon) as a budgeted production cost on the first day of principal photography of the Picture. The budget of the Picture will be increased (“grossed- up”) to cover the amount of the Development Advance and 20% return thereon.

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4.	Financing Terms: In consideration of ANF (or its source) actually providing the Investment, the following terms and conditions will apply:

a.

ANF (or its source, as applicable) will receive a “Preferred Return” of 120% of the portion of the Investment (i.e., the amount of the Investment plus an additional return of 20% thereon). For purposes of this Agreement, a Preferred Return means that ANF (or its source) will recoup the Investment after the deduction of distribution and sales fees and expenses, repayment of debt (if any), but before the payment of deferments and profits.

b.

KBM and ANF will share equally all Net Profits derived from the Picture and all rights therein and by-products thereof after the payment of profit participations to third parties. Notwithstanding the foregoing, in the event that a third party investor contributes to the financing of the Picture, such third party investor will be entitled to receive a portion of the so-called “Investors’ Share” of Net Profits derived from the Picture based on the proportion such investor’s contribution bears to the entire amount financed (i.e., the total equity invested in the Picture). By way of illustration only, if a third party investor contributes $500,000 of a total equity raise of $1,000,000, then such investor will be entitled to receive 50% of the Financier’s 50% share of Net Profits, or 25% of 100% of Net Profits.

c.

ANF may, in its sole and absolute discretion, make an equity investment for the production of the Picture in accordance with the Finance Plan. If ANF elects to make such an investment, then the Parties will enter into a separate agreement therefor on terms to be negotiated in good faith, but consistent with the Finance Plan and on a favored nations basis with all other equity investors. ANF will not be entitled to the Financing Fee on funds that it contributes pursuant to this paragraph.

6.	Production Terms: If the Picture is produced, the following terms and conditions will apply:

a.	Producer Engagement: Kip Konwiser will be engaged as the lead producer of the Picture on terms to be negotiated in good faith.

b.	Director Engagement: Kern Konwiser will be engaged as the writer and director of the Picture on terms to be negotiated in good faith.

c.	Executive Producer Engagement: Danny Chan and Frank Gillen will be engaged as executive producers of the Picture on terms to be negotiated in good faith. Notwithstanding the foregoing, subject to any Producers Guild of America (“PGA”) approvals or arbitration procedures, if Danny Chan performs bona fide producer functions in connection with the Picture during development, production, and post production of the Picture, then he will be engaged as a producer on the Picture (in lieu of executive producer) on terms to be negotiated in good faith.

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d.	Other Services: If any Party is engaged to perform services on the Picture other than producing or executive producing services (e.g., writing, directing, line producing, etc.), such services will be the subject of a separate agreement to be negotiated in good faith and the Party performing such services will be entitled to retain all forms of compensation for such services as his/its sole and exclusive property.

e.	Consultations and Approvals: KBM will fully and meaningfully consult with ANF regarding the key creative and all business matters regarding the Picture; provided, the casual or inadvertent failure to consult will not constitute a breach of this Agreement. As between KBM and ANF, KBM will have final decision-making authority on all creative matters and the Parties will mutually approve all business matters; provided, KBM will not be required to obtain ANF’s approval over expenditures once the =budget, cash flow and Finance Plan have been agreed upon. The Parties will use their respective consultation and approval rights reasonably and in good faith, and will not use such rights to renegotiate this Agreement, or to otherwise interfere with or prevent the Picture from going forward.

f.	Books and Records: The Parties will have access to all books and records of the Company and the Picture for the purpose of performing quarterly reviews and annual audits.

g.	Credits: Kip Konwiser will be accorded “Producer” credit on the Picture in first position among all producer credits on a separate card in the main titles thereof, in paid ads (subject to customary exclusions), and anywhere the so-called billing block appears. Subject to applicable WGA and DGA requirements, Kern Konwiser and Jymn Magon will be accorded “Written By” credit (on a shared card) and Kern Konwiser shall be accorded “Directed By” credit on the Picture (on a separate card) in the main titles thereof, in paid ads (subject to customary exclusions), and anywhere the billing block appears. Danny Chan and Frank Gillen will be accorded “Executive Producer” credit on the Picture in first position among all executive producer credits on a separate card (shared only with each other) in the main titles thereof, in paid ads (subject to customary exclusions), and anywhere the so-called billing block appears. Notwithstanding the preceding sentence, if Danny Chan qualifies as a producer on the Picture as set forth herein, then in lieu of an “Executive Producer” credit, he will be accorded “Producer” credit in second position to Kip Konwiser. Such credits will be on a favored nations basis with all non-cast as to size, style, prominence and duration. KBM and ANF will each be accorded production company and logo credit above the title of the Picture, in paid ads, and anywhere the billing block appears. All other aspects of the foregoing credits will be determined by KBM in its sole discretion.

h.	Other Terms: This Agreement is deemed to include such other reasonable and customary terms as are included in agreements of this type, including without limitation subsequent productions, reciprocal representations, warranties and indemnities, prohibition on injunctive or equitable relief, notice and cure for alleged breaches, insurance coverage, travel, amenities (e.g., premieres and festivals, DVD copies, etc.), subject to good faith negotiation. In this regard, it is anticipated that the Parties will execute a more formal agreement adopting the terms of this Agreement and incorporating such other terms as the Parties may agree upon following good faith negotiations. Until such time as the Parties enter into a more formal agreement, this Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understanding, whether written or oral, with respect to the subject matter hereof, and cannot be modified except by written agreement of the Parties.

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This Agreement may be executed in counterparts and/or by facsimile or email transmission and such counterparts and electronic signatures will be binding as originals for all purposes.

ACCEPTED AND AGREED AS OF NOVEMBER 15, 2016:

KONWISER BROTHERS MEDIA	ALMOST NEVER FILMS, INC.

/s/ Kip Knowiser	/s/ Danny Chan
By: Kip Konwiser	By: Danny Chan
Its: Manager	Its: CEO

/s/ Kern Konwiser
By: Kern Konwiser
Its: Manager

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